UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2008

DREW INDUSTRIES INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-13646	13-3250533
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

200 Mamaroneck Avenue, White Plains, New York	10601
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(914) 428-9098

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 14, 2008, the Company announced that Leigh J. Abrams will resign as President of the Company, effective May 28, 2008 and will continue to serve as Chief Executive Officer and a director of the Company. Fredric M. Zinn, Executive Vice President and Chief Financial Officer of the Company, was appointed by the Board of Directors to succeed Mr. Abrams as President, effective May 28, 2008. The Board of Directors also adopted a resolution with respect to its present intention to appoint Joseph S. Giordano III to the office of Chief Financial Officer and Christopher L. Smith to the office of Corporate Controller at the annual Board meeting on May 28, 2008.

None of the officers named above is related by blood, marriage or adoption to any other, or to any director of the Company. None of such officers is a party to any transaction in which the Company participates, and no such transaction is proposed. The compensation arrangements, plans and contracts to which such officers are parties, or in which they participate, are set forth in the Company’s preliminary Proxy Statement with respect to the Annual Meeting of Stockholders to be held on May 28, 2008, filed with the SEC on April 11, 2008 (the “2008 Proxy Statement”).

The business experience during the last five years of Messrs. Abrams, Zinn and Giordano is described in the 2008 Proxy Statement. As Assistant Controller of Key Components, LLC, a manufacturer of diversified industrial products with annual sales of approximately $220 million, Mr. Smith was responsible for Federal and state income tax returns, internal and external financial reporting, employee benefit plans administration, and Exchange Act filings.

Item 9.01	Financial Statements and Exhibits

Exhibits

99.1	Press Release dated April 14, 2008

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DREW INDUSTRIES INCORPORATED

(Registrant)

By:	/s/ Fredric M. Zinn
Fredric M. Zinn Executive Vice President and Chief Financial Officer

Dated: April 14, 2008